EXHIBIT 3.4
CERTIFICATE OF AMENDMENT
OF
BYLAWS
OF
ANTHERA PHARMACEUTICALS, INC.

Bradley Bugdanowitz hereby certifies, on behalf of Anthera Pharmaceuticals, Inc. (the “Corporation”), a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware, that:
ONE:             He is the duly elected and acting Secretary of the Corporation.
TWO:            That Article XIII, Section 45 of the Bylaws of this Corporation (the “Bylaws”) empowers the Board of Directors of this Corporation (the “Board”) to adopt, amend or repeal the Bylaws.
THREE:        That the Board, by unanimous written consent, in accordance with the provisions of Section 141(f) of the DGCL, duly adopted resolutions proposing and declaring advisable the amendment and restatement of the Bylaws to delete Article XIV and Section 46 thereof (the “Right of First Refusal”) in their entirety.
FOUR:           The effective time of the amendment herein certified shall be August 12, 2008.

     IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate of Amendment to the Bylaws on the date first referenced above.

Anthera Pharmaceuticals, Inc.

By:	/s/ Bradley A. Bugdanowitz
Bradley A. Bugdanowitz, Secretary